Exhibit 99

Eaton Reports Record Earnings Per Share
Earnings Per Share Increase 37 Percent on 15 Percent Revenue Growth
Record Quarterly Segment Margins
Operating Cash Flow of $642 Million
Affirms Midpoint of Full Year Earnings Guidance
CLEVELAND--(BUSINESS WIRE)-- Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced record net income per share of $1.07 for the third quarter of 2011, an increase of 37 percent over the $0.78 earned in the third quarter of 2010. Sales in the third quarter were $4.12 billion, 15 percent above the third quarter of 2010. Net income in the third quarter was $365 million compared to $268 million in 2010.
Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the third quarter of 2011 were $1.08 compared to $0.79 per share in 2010, an increase of 37 percent. Operating earnings in the third quarter were $367 million compared to $272 million in 2010.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our record third quarter results were at the midpoint of our guidance range, which we had increased in our July earnings release. This achievement is despite our incurring $0.06 per share of non cash mark-to-market losses on commodity hedge contracts resulting from the virtually unprecedented declines in metals prices which occurred during the last two weeks of September. We also achieved record operating margins and very strong cash flow in the third quarter, demonstrating that our business is continuing to perform well despite the uncertainty affecting the world economy and a number of our end markets.
“Sales in the third quarter increased 15 percent compared to the third quarter of 2010,” said Cutler.” The 15 percent sales growth was comprised of 11 percent core growth, 2 percent from acquisitions, and 2 percent from foreign exchange. End markets grew 11 percent in the quarter.
“We are very pleased with our 14.6 percent segment operating margin in the third quarter, setting a new segment operating margin record,” said Cutler.
“Our operating cash flow in the third quarter was $642 million, almost equal to the record operating cash flow we recorded in the fourth quarter of 2008,” said Cutler. “We took advantage of our strong cash flow and the depressed price of our shares to buy back 2 percent of our outstanding shares during the third quarter, at an average price of just over $39 per share.
“We anticipate net income per share for the fourth quarter of 2011 to be between $1.04 and $1.14,” said Cutler. “Operating earnings per share for the fourth quarter, which exclude charges to integrate our recent acquisitions, are anticipated to be between $1.06 and $1.16.
“We are affirming the midpoint of our full year earnings guidance as we continue to anticipate record operating earnings per share in 2011, our 100th anniversary year,” said Cutler. “Our guidance for net income per share is between $3.91 and $4.01 and for operating earnings per share is between $3.95 and $4.05. This represents growth in 2011 operating earnings per share of between 41 and 44 percent.”
Business Segment Results
Third quarter sales for the Electrical Americas segment were $1.07 billion, up 11 percent compared to 2010 and a quarterly record sales level for this segment. Operating profits in the third quarter were $156 million. Excluding acquisition integration charges of $3 million during the quarter, operating profits were $159 million, up 13 percent over results in 2010.
“Our margin in the third quarter was impacted by the dramatic decline in commodity prices during the second half of September, resulting in mark-to-market commodity hedge costs of $11 million during the quarter,” said Cutler. “These costs reduced our operating margin in the quarter by 1.0 percentage points.
“End markets for our Electrical Americas segment grew 11 percent during the third quarter,” said Cutler. “As we had anticipated, the nonresidential construction markets in the U.S. have bottomed and are starting to show modest growth.

“Our bookings in the Electrical Americas segment, adjusted for foreign exchange, increased 21 percent compared to the third quarter of 2010,” said Cutler. “We now expect that our Electrical Americas markets in 2011 will grow by 8 percent, 1 percent higher than we anticipated in July.”
Sales for the Electrical Rest of World segment were $755 million, an increase of 7 percent compared to the third quarter of 2010. The sales increase was comprised of a 7 percent increase from foreign currency and a 2 percent increase from acquisitions, offset by a 2 percent decline in core sales. The segment reported operating profits of $62 million.
“Our margins in the Electrical Rest of World segment were impacted by the large decrease in the residential solar market and the dramatic decline in commodity prices during the last half of September, resulting in mark-to-market commodity hedge costs of $11 million during the quarter,” said Cutler. “The hedge costs reduced our operating margin in the quarter by 1.5 percentage points.
“Our markets in the third quarter grew 1 percent,” said Cutler. “Our bookings for the Electrical Rest of World segment, adjusted for foreign exchange and acquisitions, declined 9 percent in the quarter driven by a drop in the residential solar inverter market. For all of 2011, we now believe that the markets in our Electrical Rest of World segment will grow by 6 percent, down from the 7 percent we expected in July.”
Hydraulics segment sales were $717 million, up 23 percent compared to the third quarter of 2010. Global hydraulics markets were up 14 percent in the quarter, with U.S. markets up 18 percent and non-U.S. markets up 11 percent. Operating profits in the third quarter were $109 million. Excluding acquisition integration costs of $1 million during the quarter, operating profits were $110 million, up 45 percent over the third quarter of 2010.
“Global hydraulics markets in the third quarter continued the strong rebound we saw in the first half, although we did see weakness in the Chinese construction equipment markets,” said Cutler. “Our bookings, adjusted for foreign exchange, increased 20 percent in the third quarter. For all of 2011, we believe global hydraulics markets will grow 17 percent, 1 percent lower than we had expected in July.
“We were pleased to close our acquisition of German filtration company E. Begerow during the third quarter,” said Cutler.
Aerospace segment sales were $420 million, up 8 percent compared to the third quarter of 2010. Aerospace markets were up 7 percent compared to the third quarter of 2010. Operating profits in the third quarter were $71 million, up 16 percent over the third quarter of 2010.
“As we expected, our Aerospace margins rebounded in the third quarter, rising to 16.9 percent,” said Cutler. “We believe the development program issues we encountered in the first half of 2011 are now behind us.
“Aerospace bookings increased 16 percent during the third quarter, adjusted for foreign exchange, reflecting improved bookings in commercial OEM and aftermarket,” said Cutler. “We now believe that our Aerospace markets will grow by 5 percent in 2011, 1 percent higher than we anticipated in July.”
The Truck segment posted sales of $715 million in the third quarter, up 34 percent compared to 2010 and a record quarterly sales level for this segment. Truck production in the third quarter was up 25 percent, with U.S. markets up 51 percent and non-U.S. markets up 7 percent. The segment reported operating profits of $139 million.
“We now expect the NAFTA Class 8 market to total 255,000 units, a small reduction from our forecast in July,” said Cutler. “Outside NAFTA, we are seeing a continuation of modest growth.
“Our Truck segment is performing very well,” said Cutler. “We are at record sales levels despite the NAFTA markets still operating well below the peak levels of 2006. This reflects the substantial growth we have had in our non-NAFTA truck business over the last five years.”
The Automotive segment posted third quarter sales of $442 million, up 13 percent over the third quarter of 2010. Global automotive markets were up 8 percent, with U.S. markets up 13 percent and non-U.S. markets up 6 percent. The segment reported operating profits of $62 million.

“Global automotive production in the third quarter of 2011 was unusually strong, and this strength, along with solid execution across our business, allowed us to earn very attractive margins,” said Cutler.
Eaton Corporation is a diversified power management company with 2010 sales of $13.7 billion. Celebrating its 100th anniversary in 2011, Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 73,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton's conference call to discuss its third quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via a link on the center of Eaton's home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on third quarter results, which will be discussed during the call.
This news release contains forward-looking statements concerning our fourth quarter 2011 tax rate, our fourth quarter and full year 2011 net income per share and operating earnings per share, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; unanticipated downturns in business relationships with customers or their purchases from us; the availability of credit to customers and suppliers; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company's comparative financial results for the three months and nine months ended September 30, 2011 are available on the company's website, www.eaton.com.

EATON CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended September 30		Nine months ended September 30

(In millions except for per share data)	2011	2010	2011	2010
Net sales	$4,123	$3,571	$12,016	$10,052

Cost of products sold	2,900	2,480	8,444	7,068
Selling and administrative expense	668	651	2,031	1,842
Research and development expense	104	104	316	308
Interest expense-net	29	33	92	102
Other income-net	(10)	(2)	(30)	(11)
Income before income taxes	432	305	1,163	743
Income tax expense	65	36	172	89
Net income	367	269	991	654
Less net income for noncontrolling interests	(2)	(1)	(3)	(5)
Net income attributable to Eaton common shareholders	$365	$268	$988	$649

Net income per common share
Diluted	$1.07	$0.78	$2.86	$1.90
Basic	1.07	0.80	2.90	1.93

Weighted-average number of common shares outstanding
Diluted	341.9	340.6	344.4	340.1
Basic	338.1	335.2	339.7	334.7

Cash dividends paid per common share	$0.34	$0.29	$1.02	$0.79

Reconciliation of net income attributable to Eaton common shareholders to operating earnings
Net income attributable to Eaton common shareholders	$365	$268	$988	$649
Excluding acquisition integration charges (after-tax)	2	4	6	16
Operating earnings	$367	$272	$994	$665

Net income per common share - diluted	$1.07	$0.78	$2.86	$1.90
Excluding per share impact of acquisition integration charges (after-tax)	0.01	0.01	0.02	0.05
Operating earnings per common share	$1.08	$0.79	$2.88	$1.95

Net income per common share, weighted-average number of common shares outstanding, cash dividends paid per common share and operating earnings per common share have been restated to give effect to the two-for-one stock split. See the accompanying notes for additional information.

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended September 30		Nine months ended September 30

(In millions)	2011	2010	2011	2010
Net sales
Electrical Americas	$1,074	$967	$3,071	$2,663
Electrical Rest of World	755	707	2,285	1,980
Hydraulics	717	583	2,130	1,641
Aerospace	420	390	1,218	1,136
Truck	715	534	1,964	1,479
Automotive	442	390	1,348	1,153
Total net sales	$4,123	$3,571	$12,016	$10,052

Segment operating profit
Electrical Americas	$156	$141	$432	$366
Electrical Rest of World	62	81	209	183
Hydraulics	109	76	335	207
Aerospace	71	60	166	157
Truck	139	74	349	179
Automotive	62	39	167	120
Total segment operating profit	599	471	1,658	1,212

Corporate
Amortization of intangible assets	(47)	(46)	(143)	(134)
Interest expense-net	(29)	(33)	(92)	(102)
Pension and other postretirement benefits expense	(35)	(30)	(105)	(91)
Other corporate expense-net	(56)	(57)	(155)	(142)
Income before income taxes	432	305	1,163	743
Income tax expense	65	36	172	89
Net income	367	269	991	654
Less net income for noncontrolling interests	(2)	(1)	(3)	(5)
Net income attributable to Eaton common shareholders	$365	$268	$988	$649
See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2011	December 31, 2010
(In millions)
Assets
Current assets
Cash	$278	$333
Short-term investments	536	838
Accounts receivable-net	2,549	2,239
Inventory	1,769	1,564
Other current assets	601	532
Total current assets	5,733	5,506

Property, plant and equipment-net	2,537	2,477

Other noncurrent assets
Goodwill	5,571	5,454
Other intangible assets	2,253	2,272
Deferred income taxes	971	1,001
Other assets	562	542
Total assets	$17,627	$17,252

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$86	$72
Current portion of long-term debt	321	4
Accounts payable	1,527	1,408
Accrued compensation	401	465
Other current liabilities	1,445	1,284
Total current liabilities	3,780	3,233

Noncurrent liabilities
Long-term debt	3,368	3,382
Pension liabilities	1,182	1,429
Other postretirement benefits liabilities	634	743
Deferred income taxes	456	487
Other noncurrent liabilities	461	575
Total noncurrent liabilities	6,101	6,616

Shareholders’ equity
Eaton shareholders’ equity	7,723	7,362
Noncontrolling interests	23	41
Total equity	7,746	7,403
Total liabilities and equity	$17,627	$17,252
See accompanying notes.

EATON CORPORATION
NOTES TO THE THIRD QUARTER 2011 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
On January 27, 2011, Eaton's Board of Directors announced a two-for-one stock split of the Company’s common shares effective in the form of a 100% stock dividend. The record date for the stock split was February 7, 2011, and the additional shares were distributed on February 28, 2011. Accordingly, all per share amounts and average shares outstanding presented in this earnings release have been adjusted retroactively to reflect the stock split.
This earnings release includes certain non-GAAP financial measures. These financial measures include operating earnings, operating earnings per common share, and operating profit before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

Note 1. ACQUISITIONS OF BUSINESSES
In 2011 and 2010, Eaton acquired businesses and entered into a joint venture in separate transactions. The Consolidated Statements of Income include the results of these businesses from the dates of the transactions or formation. These transactions are summarized below:

Acquired businesses and joint venture	Date of transaction	Business segment	Annual sales

IE Power, Inc.	August 31, 2011	Electrical Americas	$5 for 2010
A Canada-based provider of high power inverters for a variety of mission-critical applications including solar, wind and battery energy storage.

E. Begerow GmbH & Co. KG	August 15, 2011	Hydraulics	$84 for 2010
A Germany-based system provider of advanced liquid filtration solutions. This business develops and produces technologically innovative filter media and filtration systems for food and beverage, chemical, pharmaceutical and industrial applications.

ACTOM Low Voltage	June 30, 2011	Electrical Rest of World	$65 for the year ended May 31, 2011
A South Africa manufacturer and supplier of motor control components, engineered electrical distribution systems and uninterruptible power supply (UPS) systems.

C.I. ESI de Colombia S.A.	June 2, 2011	Electrical Americas	$8 for 2010
A Colombia-based distributor of industrial electrical equipment and engineering services in the Colombian market, focused on oil and gas, mining, and industrial and commercial construction.

Internormen Technology Group	May 12, 2011	Hydraulics	$55 for 2010
A Germany-based manufacturer of hydraulic filtration and instrumentation with sales and distribution subsidiaries in China, the United States, India and Brazil.

Eaton-SAMC (Shanghai) Aircraft Conveyance System Manufacturing Co., Ltd.	March 8, 2011	Aerospace	New joint venture
A 49%-owned joint venture in China focusing on the design, development, manufacturing and support of fuel and hydraulic conveyance systems for the global civil aviation market.

Tuthill Coupling Group	January 1, 2011	Hydraulics	$35 for the year ended November 30, 2010
A United States and France-based manufacturer of pneumatic and hydraulic quick coupling solutions and leak-free connectors used in industrial, construction, mining, defense, energy and power applications.

	Date of transaction	Business segment	Annual sales
Acquired businesses and joint venture
Chloride Phoenixtec Electronics	October 12, 2010	Electrical Rest of World	$25 for the year ended September 30, 2010
A China manufacturer of UPS systems. Eaton acquired the remaining shares to increase its ownership from 50% to 100%.

CopperLogic, Inc.	October 1, 2010	Electrical Americas	$35 for the year ended September 30, 2010
A United States-based manufacturer of electrical and electromechanical systems.

Wright Line Holding, Inc.	August 25, 2010	Electrical Americas	$101 for the year ended June 30, 2010
A United States provider of customized enclosures, rack systems, and air-flow management systems to store, power, and secure mission-critical IT data center electronics.

EMC Engineers, Inc.	July 15, 2010	Electrical Americas	$24 for 2009
A United States energy engineering and energy services company that delivers energy efficiency solutions for a wide range of governmental, educational, commercial and industrial facilities.

Note 2. ACQUISITION INTEGRATION CHARGES
Eaton incurs charges related to the integration of acquired businesses. A summary of these charges follows:

	Three months ended September 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	2011	2010	2011	2010	2011	2010
Business segment
Electrical Americas	$3	$—	$156	$141	$159	$141
Electrical Rest of World	—	6	62	81	62	87
Hydraulics	1	—	109	76	110	76
Aerospace	—	1	71	60	71	61
Truck	—	—	139	74	139	74
Automotive	—	—	62	39	62	39
Total before income taxes	$4	$7	$599	$471	$603	$478
After-tax integration charges	$2	$4
Per common share	$0.01	$0.01

	Nine months ended September 30
	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	2011	2010	2011	2010	2011	2010
Business segment
Electrical Americas	$7	$2	$432	$366	$439	$368
Electrical Rest of World	1	20	209	183	210	203
Hydraulics	1	—	335	207	336	207
Aerospace	—	3	166	157	166	160
Truck	—	—	349	179	349	179
Automotive	—	—	167	120	167	120
Total before income taxes	$9	$25	$1,658	$1,212	$1,667	$1,237
After-tax integration charges	$6	$16
Per common share	$0.02	$0.05
Charges in 2011 were related primarily to CopperLogic, Wright Line Holding and EMC Engineers. Charges in 2010 were related primarily to Moeller and Phoenixtec. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Note 3. RETIREMENT BENEFITS PLANS
The components of retirement benefits expense follow:

	Three months ended September 30
	Pension benefit expense		Other postretirement benefits expense
	2011	2010	2011	2010
Service cost	$35	$30	$4	$4
Interest cost	52	50	10	11
Expected return on plan assets	(58)	(54)	—	—
Amortization	22	15	3	3
	51	41	17	18
Curtailment loss	1	—	—	—
Settlement loss	5	4	—	—
Total expense	$57	$45	$17	$18

	Nine months ended September 30
	Pension benefit expense		Other postretirement benefits expense
	2011	2010	2011	2010
Service cost	$106	$89	$12	$12
Interest cost	158	150	30	34
Expected return on plan assets	(176)	(163)	—	—
Amortization	66	45	9	8
	154	121	51	54
Curtailment loss	1	—	—	—
Settlement loss	15	13	—	—
Total expense	$170	$134	$51	$54

Note 4. INCOME TAXES
The effective income tax rate for the third quarter of 2011 was 15.2% compared to 11.7% for the third quarter of 2010 and 14.8% for the first nine months of 2011 compared to 12.0% for the first nine months of 2010. Higher effective tax rates in both the third quarter and first nine months of 2011 were primarily attributable to greater levels of income in high tax jurisdictions, particularly in the United States and Brazil, due to improved economic and market conditions. The effective income tax rate for the third quarter of 2011 was also favorably impacted by positive adjustments to the tax provision for 2010 tax returns filed during the third quarter in the United States and international tax jurisdictions.

Note 5. SHARE REPURCHASE
During the third quarter of 2011, 7.0 million common shares were repurchased under Eaton's share repurchase program in the open market at a total cost of $275. During the first nine months of 2011, a total of 8.3 million common shares were repurchased under this program in the open market at a total cost of $343. No common shares were repurchased in the open market in the first nine months of 2010.

CONTACT:
Eaton Corporation
Scott Schroeder, 216-523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, 216-523-5127 (Investor Relations)